PUBLIC STORAGE, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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                                                                 For the Three Months Ended          For the Six Months Ended
Earnings Per Share:                                                       June 30,                           June 30,
-------------------                                             ------------------------------     ------------------------------
                                                                    2005              2004             2005               2004
                                                                --------------    -------------    ------------     -------------
                                                                          (amounts in thousands, except per share data)

Net income..................................................      $   108,266      $    92,360      $ 204,677        $   161,427

Less: Cumulative Preferred Stock Dividends:
   9.50% Cumulative Preferred Stock, Series D...............                -             (713)             -             (1,426)
   10.00% Cumulative Preferred Stock, Series E..............                -           (1,372)          (457)            (2,744)
   9.75% Cumulative Preferred Stock, Series F...............             (483)          (1,401)        (1,884)            (2,802)
   8.25% Cumulative Preferred Stock, Series K...............                -                -              -               (501)
   8.25% Cumulative Preferred Stock, Series L...............                -                -              -             (1,818)
   8.75% Cumulative Preferred Stock, Series M...............                -           (1,230)             -             (2,460)
   8.60% Cumulative Preferred Stock, Series Q...............           (3,709)          (3,709)        (7,418)            (7,418)
   8.00% Cumulative Preferred Stock, Series R...............          (10,200)         (10,200)       (20,400)           (20,400)
   7.875% Cumulative Preferred Stock, Series S..............           (2,830)          (2,830)        (5,660)            (5,660)
   7.625% Cumulative Preferred Stock, Series T..............           (2,900)          (2,900)        (5,800)            (5,800)
   7.625% Cumulative Preferred Stock, Series U..............           (2,860)          (2,860)        (5,720)            (5,720)
   7.50% Cumulative Preferred Stock, Series V...............           (3,234)          (3,234)        (6,468)            (6,468)
   6.50% Cumulative Preferred Stock, Series W...............           (2,153)          (2,153)        (4,306)            (4,306)
   6.45% Cumulative Preferred Stock, Series X...............           (1,935)          (1,935)        (3,870)            (3,870)
   6.85% Cumulative Preferred Stock, Series Y...............             (685)            (685)        (1,370)            (1,363)
   6.25% Cumulative Preferred Stock, Series Z...............           (1,758)          (1,777)        (3,516)            (2,285)
   6.125% Cumulative Preferred Stock, Series A..............           (1,761)          (1,781)        (3,522)            (1,781)
   7.125% Cumulative Preferred Stock, Series B..............           (1,937)               -         (3,874)                 -
   6.60% Cumulative Preferred Stock, Series C...............           (1,898)               -         (3,796)                 -
   6.18% Cumulative Preferred Stock, Series D...............           (2,086)               -         (2,781)                 -
   6.75% Cumulative Preferred Stock, Series E...............           (1,718)               -         (1,718)                 -
                                                                --------------    -------------    ------------     -------------
Total preferred dividends...................................          (42,147)         (38,780)       (82,560)           (76,822)
   Allocation of income to preferred shareholders based on
   redemptions of preferred stock (a).......................                -                -         (1,904)            (3,723)
                                                                --------------    -------------    ------------     -------------
Total net income allocated to preferred shareholders........       $  (42,147)     $   (38,780)      $(84,464)       $   (80,545)
                                                                ==============    =============    ============     =============
Total net income allocable to common shareholders...........       $   66,119      $    53,580       $120,213        $    80,882
                                                                ==============    =============    ============     =============
Allocation of net income to common shareholders by class:
      Net income allocable to shareholders of the Equity
       Stock, Series A......................................       $    5,356      $     5,376       $ 10,731        $    10,751
      Net income allocable to shareholders of common stock..           60,763           48,204        109,482             70,131
                                                                --------------    -------------    ------------     -------------
                                                                   $   66,119      $    53,580       $120,213        $    80,882
                                                                ==============    =============    ============     =============
Weighted average common shares and equivalents outstanding:
   Basic weighted average common shares outstanding.........          127,986          127,632        128,284            127,407

   Net effect of dilutive stock options and restricted stock
     units - based on treasury stock method using
     average market price...................................              632              916            611                968
                                                                --------------    -------------    ------------     -------------
   Diluted weighted average common shares outstanding.......          128,618          128,548        128,895            128,375
                                                                ==============    =============    ============     =============
Basic earnings per common and common equivalent share (a)...       $     0.47      $      0.38       $     0.85      $      0.55
                                                                ==============    =============    ============     =============
Diluted earnings per common and common equivalent share (a).       $     0.47      $      0.37       $     0.85      $      0.55
                                                                ==============    =============    ============     =============

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(a)  See Note 2 to the Company's  consolidated  financial  statements  regarding
     "Net Income per Common Share" and the underlying discussion on Emerging Issues Task Force Topic D-42.

Note: There are no securities outstanding which would have an anti-dilutive effect upon earnings per common share for each of the three and six months ended June 30, 2005 and 2004.

                                   Exhibit 11